Exhibit 99.1

      American Physicians Capital, Inc. Reports Third Quarter 2003 Results

    EAST LANSING, Mich., Nov. 12 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced a net loss of ($77.1) million, or ($9.03) per share for the third quarter of 2003 as a result of reserve increases and accounting valuation allowances. For the nine months ended September 30, 2003, the Company reported a net loss of ($76.9) million or ($8.97) per share. This compares to a net loss of ($1.9) million, or ($.21) per share for the 2002 third quarter, and a net loss of ($17.3) million or ($1.80) per share for the nine months ended September 30, 2002. The significant loss in the third quarter of 2003 was the result of a $43.0 million increase to professional liability reserves ($28.0 million, net of tax) and a $49.9 million charge to establish a deferred tax asset valuation allowance.

    "Our financial results for the third quarter were very disappointing," stated President and CEO William B. Cheeseman. "Our third quarter analysis of loss reserves showed the business we wrote in prior years in Florida, Ohio, and Kentucky continued to develop at a much higher level of severity than previously predicted."

    "Two years ago I announced the significant actions this Company would take to address the increase in losses and severity trends we encountered in 2001. Under new leadership, significant improvements were made to all key operational areas -- underwriting, risk management, actuarial, and claims handling. These actions have dramatically improved current accident year results, but could not mitigate the deterioration of results from prior accident years."


    Medical Professional Liability Results

    Net premiums earned were $41.0 million in the third quarter of 2003, a 2.4% increase over the third quarter of 2002. For the first nine months of 2003, net premiums earned were $118.9 million, an increase of 10.0% from the same period in 2002. The majority of this premium increase is from the Company's rate actions, as the insured physician count at September 30, 2003 has decreased 16.2% from September 30, 2002. The decrease in physician count is due to the Company's exit from the Florida market, the discontinuance of the Ohio occurrence-based policies, and the elimination of poor risks in other markets.

    The third quarter 2003 reported loss ratio was 204.2%, consisting of 99.5% on the current accident year and 104.7% of prior year development. These ratios compare to 111.4% on the 2002 accident year and 3.7% of prior year development for a total loss ratio of 115.1% reported in the third quarter of 2002. The Company has reported $44.25 million of adverse prior year development through September 30, 2003, including $43.0 million, ($28.0 million, net of tax) in the third quarter. The $43.0 million adjustment is all on prior year reserves, specifically 1999-2002. The states most affected were Ohio ($16.4 million), Florida ($16.0 million), and Kentucky ($15.0 million), which were partially offset by positive development in the Michigan market.

    In the third quarter of 2003, actuarial analysis based on paid and reported losses indicated that reserves recorded on the 1999-2002 accident years would not be sufficient. This change in actuarial projections was the direct result of increased loss payments in the 2003 third quarter. These higher paid losses indicated a trend representing a major increase in the average paid severity on the 1999 - 2002 accident years. As a result, the actuarially estimated severity of future claim settlements has been increased significantly.

    The increase in severity is a result of the overall market conditions for medical professional liability and specific issues associated with the Company's book of business. In Ohio, the Company has experienced an increase in the overall severity and the frequency of large losses in the Northeast portion of the state. The Company has already reduced policy limits, discontinued writing occurrence policies, and significantly restricted business writing in this area. In Kentucky, the frequency and severity of large losses has also increased. The Company has reduced limits, discontinued occurrence-based policies and reduced the insured physician count in this state.

    The Company began to exit the Florida market in December 2002. This market is plagued by large settlements and high loss adjustment fees. The Company has experienced an increase in settlement costs and the frequency of claims filed since the announcement of our exit. As a result of these increasing severity and payment trends, the Company increased reserves on the run-off of this book by $16.0 million.

    Underwriting expenses were $7.8 million, or 18.9% of net premiums earned in the third quarter of 2003 compared to $7.4 million, or 18.5% in the third quarter of 2002. Underwriting expenses for the first nine months of 2003 were $22.7 million, or 19.1% of net premiums earned as compared to $20.5 million, or 18.9% of net premiums earned for the same period of 2002. The increases in underwriting expenses were directly attributable to an increase in commissions and premium taxes associated with the higher premium volume.

    "The Company experienced deterioration in results for business written in the 1999 - 2001 soft market conditions. This also carried over and affected the 2002 year," said American Physicians Assurance Corporation CEO R. Kevin Clinton. "Today our book of business is much stronger and focused on more stable markets -- Michigan, Illinois, New Mexico and selected areas of Ohio."


    Workers' Compensation Results

    Net premiums earned were $10.3 million in the third quarter of 2003, a 35.1% decrease from the third quarter of 2002. For the first nine months of 2003, net premiums earned were $33.6 million, a decrease of 28.0% from the same period in 2002. The decrease was the result of the non-renewal of some construction accounts and other higher risk or poor performing business. Rates on renewal business through the first nine months of 2003 increased an average of 22.8%.

    The third quarter 2003 reported loss ratio was 82.2% with no prior year development. This ratio compares to 74.6% on the 2002 accident year and (3.2%) of prior year development for a total loss ratio of 71.4% reported in the third quarter of 2002. For the first nine months of 2003, the reported loss ratio was 75.9% as compared to 76.3% for the same period in 2002. The Company has reported $1.4 million of favorable prior year development through September 30, 2003.

    Underwriting expenses were $3.0 million, or 28.9% of net premiums earned in the third quarter of 2003 compared to $3.5 million, or 22.2% in the third quarter of 2002. Underwriting expenses for the first nine months of 2003 were $10.9 million, or 32.4% of net premiums earned as compared to $11.3 million or 24.2% of net premiums earned for the same period in 2002. The increases in the underwriting expense ratio were attributable to the cost of new employees, reduced premium volume, and severance costs.

    Subsequent to the end of the 2003 third quarter, the Company executed a non-binding letter of intent to sell its workers' compensation policy renewals. If the transaction is completed on the terms contemplated, the Company would be paid a fee equal to 2.5% of renewal premiums over the next three years. In addition, the Company would be paid a fronting fee of 5.0% for renewed business in Michigan and Minnesota until the purchaser can obtain licenses in those states. All business will be 100% reinsured by the purchaser. The proposed transaction is subject to completion of due diligence, definitive documentation and approval by the Company's board.

    Also, the Company has begun the process of negotiating a loss portfolio transfer for its existing workers' compensation loss reserves. As of September 30, 2003, workers' compensation reserves totaled $68.3 million, $62.4 million net of reinsurance.

    The Company will record any severance, restructuring or other charges in the quarter in which the transactions are completed. The Company currently expects these transactions to close in the fourth quarter of 2003.


    Health and Other Operating Activities

    Net premiums earned for the health program were $5.3 million in the third quarter of 2003, a 4.2% decrease over the third quarter of 2002. For the first nine months of 2003, net premiums earned were $17.3 million, an increase of 2.4% from the same period in 2002. The health premiums relate to a single preferred provider program sponsored by one of the Company's major Michigan professional liability insured groups. The increase in year-to-date premiums is the result of increasing rates, as the actual number of covered lives in the program has decreased 37.4% since December 31, 2002.

    The health line generated a reported loss ratio of 77.3% in the third quarter of 2003 as compared to 93.5% in the 2002 second quarter. For the first nine months of 2003, the reported loss ratio was 85.9% as compared to 93.7% for the same period in 2002. The decrease in the 2003 third quarter and year-to-date loss ratios was the direct result of re-underwriting efforts and rate increases.

    The Company will formally notify its business partners of its intention to exit the health insurance program effective December 31, 2003. Pursuant to the terms of the operating contract, the Company will begin non-renewing all accounts 180 days from the effective date. In addition, the Company is in negotiations for the placement of this business with another insurance provider. During the 2003 fourth quarter as the specific terms of the exit are finalized, any additional restructuring charges will be identified and recorded.

    Loss reserve development and reinsurance treaty adjustments related to the run-off of the personal and commercial lines resulted in a loss before taxes of ($371,000) in the third quarter of 2003 and ($1.4) million year-to-date. This compares to a loss before taxes of ($395,000) in the third quarter of 2002 and ($1.6) million for the first nine months of 2002. This adverse development is associated with a small number of primarily personal injury claims that remain from this book of business. Management is aggressively working to resolve all outstanding claims, which now number less than 50, by the end of 2003.


    Investment Income

    Investment income was $11.4 million in the third quarter of 2003, unchanged from the third quarter of 2002. For the first nine months of 2003, investment income was $32.2 million, a decrease of 5.6% from the same period in 2002. The decrease is primarily due to lower interest rates and the Company's large cash position in the first half of 2003.

    Near the end of the second quarter and throughout the third quarter of 2003, management reallocated some of this cash to U.S. Government Agency securities and a variety of investment securities including collateralized mortgage obligations and high yield bonds. The average yield on investments was 5.89% for the third quarter and 5.54% for the first nine months of 2003, as compared to 6.10% for the first nine months of 2002.


    Balance Sheet and Equity Information

    APCapital's total assets were $1.069 billion at September 30, 2003, up $9.5 million from December 31, 2002. Net unrealized gains on the Company's investments increased $7.7 million during the first nine months of 2003. At September 30, 2003, the Company's total shareholders' equity was $204.4 million, down from $280.3 million at December 31, 2002. The decrease in equity was the result of losses incurred in 2003 and the establishment of a deferred tax asset valuation allowance.

    As a result of the reserve adjustments, 2003 will be another loss year for the Company. Combined with the losses incurred in 2001 and 2002, the net realizable value of deferred tax assets comes under question for accounting purposes. The Company must establish a valuation allowance for its net deferred tax assets ($49.9) million as of September 30, 2003. These deferred tax assets consist of the following:


             Deferred tax assets:             (millions)
                 Reserve discounting            $29.7
                 Unearned premium reserves        8.2
                 NOL carryforwards               17.8
                 AMT credit carryforwards         8.2
                 Other deferred assets           10.2
             Total deferred tax assets           74.1
             Deferred tax liabilities:
                 Net unrealized gains            17.4
                 Other                            6.8
                                                 24.2
             Net deferred tax assets            $49.9


    "With our recent history of losses, the accounting literature requires us to establish a deferred tax valuation allowance," stated Frank H. Freund, Chief Financial Officer. "These timing differences and carryforward items still have value and are available to offset future taxable income. The NOL carryforwards do not fully expire until 2018 and the AMT credits carry forward indefinitely. The allowance may be reversed in the future as the Company establishes a pattern of profitability."

    APCapital's book value per common share was $24.16 at September 30, 2003, based on 8,457,408 common shares outstanding, compared to $32.24 at December 31, 2002. Tangible book value per common share was $24.12 at September 30, 2003, compared to $32.24 at December 31, 2002.


    Stock Repurchase Program

    The Company repurchased 251,300 shares of its common stock during the third quarter of 2003 at a cost of $7.1 million or $28.13 per share. During the first three days of October 2003, the Company repurchased an additional 21,500 shares at a cost of $608,000, or $28.26 per share, bringing the total shares repurchased in 2003 to 272,800. Under the September 11, 2003 authorization, the Company has approximately 418,500 shares available for repurchase.


    Trust Preferred Pools

    Subsequent to the close of the 2003 third quarter, the Company completed participation in an insurance trust preferred pool. The pool closed on October 27, 2003 with the Company's net proceeds approximating $19.4 million on $20 million of gross proceeds. The pool has a 30 year maturity and has a floating interest rate tied to LIBOR. The initial interest rate was 5.01%.


    Outlook

    "I am positive about the future of the Company," said Cheeseman. "The negative impact on our financial statements comes from business we no longer write. Our book of professional liability business is much better than it was two years ago. We have better risks, stronger pricing and have focused the Company on a single product line in a limited number of key states. We are in an improved position to be successful moving forward."


    Conference Call

    APCapital's Web site, www.apcapital.com , will host a live Webcast of its conference call in a listen-only format to discuss 2003 third quarter results on November 13, 2003 at 10:00 a.m. Eastern time. An archived edition of the Webcast will be available for two weeks following the event. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-800-642-1687 or (706) 645-9291 and entering the conference ID code: 3495812.
The replay will be available through 11:59 p.m. Eastern time on November 27, 2003.


    Corporate Description

    American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. The group of companies is rated B++ (Very Good) by A.M. Best. Further information about the companies is available on the Internet at www.apcapital.com .


    Forward-Looking Statement

    Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, liabilities imposed that exceed our policy limits and reserves, increased pressures on rates and our potential inability to obtain rate increases, adverse changes in the health care industry, our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers and to collect the full amount of reinsurance recoverable due to run-off or insolvency of a reinsurer, adverse regulatory changes in Michigan and all of our states of operation, our potential inability to execute our business strategy, the loss of our relationships with medical associations, an unanticipated increase in claims or other unforeseen costs due to our exit from certain markets, an interruption or change in our principal third-party distribution relationship, a reduction in our A.M. Best Company rating, negative changes in financial market conditions, a further downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.


    Definition of Non-GAAP Financial Measures

    The Company uses operating income (loss), a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income (loss) differs from net income (loss) by excluding the after-tax effect of realized capital gains and (losses) and the after-tax effect of changes in accounting principles.

    Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the determination to realize capital gains or (losses) is independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. Changes in accounting principles, likewise, are not indicative of the current or future performance of our insurance operations, and have therefore also been excluded in the calculation of operating income (loss). As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations, and may, in APCapital's opinion, lead to incorrect or misleading assumptions and conclusions regarding the Company's ongoing financial performance.

    In addition to the Company's reported loss ratios, management uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.



    Summary Financial Information
    APCapital, Inc.

    Balance Sheet Data                         September 30,      December 31,
                                                    2003              2002
                                         (In thousands, except per share data)
    Assets:
      Cash and investments                        $818,232          $801,556
      Premiums receivable                           73,121            62,531
      Reinsurance recoverable                      110,240            98,128
      Deferred federal income taxes                    -              42,542
      Federal income taxes recoverable               4,321             1,100
      Intangibles                                      362               -
      Other assets                                  63,099            53,061

        Total assets                            $1,069,375        $1,058,918

    Liabilities and Shareholders' Equity:
     Unpaid losses and loss adjustment
      expenses                                    $678,136          $637,494
     Unearned premiums                             113,581           103,420
     Note payable, officer                           5,839             6,567
     Long-term debt                                 30,928               -
     Other liabilities                              36,536            31,148
        Total liabilities                          865,020           778,629

      Shareholders' equity                         204,355           280,289

        Total liabilities and
         shareholders' equity                   $1,069,375        $1,058,918

    Book value per share:
      Total  (1)                                    $24.16            $32.24
      Tangible  (2)                                 $24.12            $32.24

    Shares outstanding                               8,457             8,695


    (1) Total book value per share is calculated by dividing shareholders' equity by the number of shares outstanding.


    (2) Tangible book value per share is calculated by dividing shareholders' equity, less any intangible assets, by the number of shares outstanding.



    Summary Financial Information
    APCapital, Inc.

    Income Statement
                                      Three Months Ended  Nine Months Ended
                                         September 30,      September 30,
                                         2003     2002      2003      2002
                                     (In thousands except (In thousands except
                                        per share data)     per share data)

    Net premiums earned                 $56,588  $61,421  $169,520  $170,970
    Investment income                    11,400   11,421    32,209    34,108
    Net realized gains (losses)             143     (390)    1,291      (678)
    Other income                            161      524       518       786
         Total revenues                  68,292   72,976   203,538   205,186

    Losses and loss adjustment
     expenses                            96,721   62,928   203,733   178,461
    Underwriting expenses                11,721   11,945    36,828    35,306
    Other expenses                        2,284    1,099     5,223     4,038
       Total expenses                   110,726   75,972   245,784   217,805

        Loss before income taxes and
         cumulative effect of a change
         in accounting principle (1)    (42,434)  (2,996)  (42,246)  (12,619)
    Federal income tax expense
     (benefit)                           34,621   (1,048)   34,687    (4,421)
         Loss before cumulative effect
          of a change in accounting
          principle (1)                 (77,055)  (1,948)  (76,933)   (8,198)
    Cumulative effect of change in
     accounting principle (1)               -        -         -      (9,079)
         Net loss                      $(77,055) $(1,948) $(76,933) $(17,277)

    Adjustments to reconcile net loss
       to operating loss:
      Net loss                          (77,055)  (1,948)  (76,933)  (17,277)
         Add back:
         Realized (gains) losses, net
          of tax                            (93)     254      (839)      441
         Cumulative effect of a change
          in accounting principle (1)       -        -         -       9,079

    Operating loss                     $(77,148) $(1,695) $(77,772)  $(7,757)

    Earnings per share data - basic
     and diluted (2)

    Net loss before cumulative effect
     of a change in accounting
     principle (1)                       $(9.03)  $(0.21)   $(8.97)   $(0.85)

    Cumulative effect of a change in
     accounting principle (1)              $-       $-        $-      $(0.95)

    Net loss                             $(9.03)  $(0.21)   $(8.97)   $(1.80)

    Operating loss per share             $(9.04)  $(0.19)   $(9.07)   $(0.81)

    Basic weighted average shares
     outstanding                          8,534    9,061     8,576     9,598
    Diluted weighted average shares
     outstanding (2)                      8,534    9,061     8,576     9,598


    (1) In accordance with the transition guidance given in SFAS No. 142, the goodwill impairment charge, net of tax, that was determined in the fourth quarter of 2002 has been recorded in the first quarter of 2002 as SFAS No. 142 was adopted effective January 1, 2002.


    (2) Incremental shares for the conversion of options are not included in the calculation as they would be anti-dilutive.




    Summary Financial Information
    APCapital, Inc.

    Line of Business Results
      (Dollars in thousands)            Three Months Ended  Nine Months Ended
                                          September 30,      September 30,
                                          2003     2002      2003      2002

    Direct Premiums Written:
      Medical professional liability     $72,021  $62,737  $150,693  $138,712
      Workers' compensation               12,426   15,309    32,594    54,708
      Health                               5,513    5,773    18,095    17,118
      Personal and commercial                -        (17)      -         380
        Total                            $89,960  $83,802  $201,382  $210,918

    Net Premiums Written:
      Medical professional liability     $61,661  $54,842  $128,395  $120,412
      Workers' compensation               12,440   14,603    33,788    51,641
      Health                               5,270    5,500    17,258    16,860
      Personal and commercial                -        -        (239)     (590)
        Total                            $79,371  $74,945  $179,202  $188,323

    Net Premiums Earned:
      Medical professional liability     $41,043  $40,089  $118,903  $108,064
      Workers' compensation               10,275   15,832    33,598    46,636
      Health                               5,270    5,500    17,258    16,860
      Personal and commercial                -        -        (239)     (590)
        Total                            $56,588  $61,421  $169,520  $170,970

    Loss Ratio (1):
      Medical professional liability      204.2%   115.1%    136.7%    117.0%
      Workers' compensation                82.2%    71.4%     75.9%     76.3%
      Health                               77.3%    93.5%     85.9%     93.7%
      Personal and commercial (4)                           -390.8%   -106.8%
        Total                             170.9%   102.5%    120.2%    104.4%

    Underwriting Ratio (2):
      Medical professional liability       18.9%    18.5%     19.1%     18.9%
      Workers' compensation                28.9%    22.2%     32.4%     24.2%
      Health                               18.6%    18.6%     17.8%     21.1%
      Personal and commercial (4)                            -92.9%      0.0%
        Total                              20.7%    19.4%     21.7%     20.7%

    Combined Ratio (3):
      Medical professional liability      223.1%   133.6%    155.8%    135.9%
      Workers' compensation               111.1%    93.6%    108.3%    100.5%
      Health                               95.9%   112.1%    103.7%    114.8%
      Personal and commercial (4)                           -483.7%   -106.8%
        Total                             191.6%   121.9%    141.9%    125.1%



    (1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.


    (2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.


    (3) The combined ratio is the sum of the loss and underwriting ratios.


    (4) There were no net premiums earned during the three months ended September 30, 2003 and 2002, therefore no ratios for these periods were calculated.


    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )



SOURCE  American Physicians Capital, Inc.
    -0-                             11/12/2003
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.apcapital.com /
    (ACAP)

CO:  American Physicians Capital, Inc.
ST:  Michigan
IN:  HEA INS MTC
SU:  ERN CCA MAV